Filed pursuant to Rule 424(b)(3)

Registration No. 333-260655

Prospectus Supplement No. 11 Dated February 15, 2023

(To Prospectus Dated May 5, 2022)

97,667 Shares of Common Stock issuable upon exercise of the Warrants and

3,907 Shares of Common Stock issuable upon exercise of the Representative’s Warrants

______________________________________________

This Prospectus Supplement No. 11 (the “Prospectus Supplement”) updates and supplements the prospectus of Edible Garden AG Incorporated (the “Company,” “we,” “us,” or “our”) dated May 5, 2022, as updated and supplemented by Prospectus Supplement No. 1 dated June 22, 2022, Supplement No. 2 dated July 5, 2022, Supplement No. 3 dated August 3, 2022, Supplement No. 4 dated August 15, 2022, Supplement No. 5 dated September 7, 2022, Supplement No. 6 dated October 17, 2022, Supplement No. 7 dated October 31, 2022, Supplement No. 8 dated November 10, 2022, Supplement No. 9 dated January 31, 2023, and Supplement No. 10 dated February 8, 2023 (the “Prospectus”), with the following attached document which we filed with the Securities and Exchange Commission (the “SEC”):

A. Our Current Report on Form 8-K filed on February 15, 2023.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is required to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

The purchase of the securities offered through the Prospectus involves a high degree of risk. Before making any investment in our securities, you should carefully consider the risk factors section beginning on page 8 of the Prospectus.

You should rely only on the information contained in the Prospectus, as supplemented or amended by this Prospectus Supplement and any other prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is February 15, 2023.

Index to Filings

Annex
The Company’s Current Report on Form 8-K filed on February 15, 2023	A

Annex A

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2023

EDIBLE GARDEN AG INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware	001-41371	85-0558704
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

283 County Road 519, Belvidere, New Jersey	07823
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (908) 750-3953

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EDBL	The Nasdaq Stock Market LLC
Warrants to purchase Common Stock	EDBLW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.

On February 15, 2023, Edible Garden AG Incorporated (the “Company”) issued a press release announcing that it received a letter from the Listing Qualifications Department of the Nasdaq Stock Market LLC (“Nasdaq”) on February 10, 2023 indicating that the Company had regained compliance with the minimum stockholders’ equity requirement for continued listing on Nasdaq under Nasdaq Rule 5550(b)(1), the publicly held shares requirement under Nasdaq Rule 5550(a)(4), and the minimum bid price requirement under Nasdaq Rule 5550(a)(2). A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Nasdaq will continue to monitor the Company’s ongoing compliance with the stockholders’ equity requirement and, if at the time of filing its periodic report for the quarter ending March 31, 2023, the Company does not evidence compliance with that rule, the Company’s common stock may be subject to delisting.

Item 9.01 Financial Statements and Exhibits.

(d)         Exhibits.

Exhibit No.	Description
99.1	Press release dated February 15, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDIBLE GARDEN AG INCORPORATED

Date: February 15, 2023		/s/ Michael James
	Name:	Michael James
	Title:	Chief Financial Officer